UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MORGANS HOTEL GROUP CO.
(Name of Registrant as Specified in Its Charter)

KERRISDALE ADVISERS, LLC
KERRISDALE CAPITAL MANAGEMENT, LLC
KERRISDALE PARTNERS MASTER FUND LTD
SAHM ADRANGI
JORDON GIANCOLI
NAVI HEHAR
JOHN BRECKER
ANDREW BROAD
ALAN CARR
L. SPENCER WELLS
ANDREW ZOBLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kerrisdale Capital Management, LLC, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation.

On April 22, 2014, Kerrisdale Capital Management, LLC issued the following press release.

KERRISDALE RETAINS ANDREW ZOBLER OF SYDELL GROUP AS ADVISOR

Issues Investor Presentation on Morgans Hotel Group

Outlines in Detail Why a Full and Immediate Exploration of Strategic Alternatives to Maximize Shareholder Value is Preferable to the Status Quo

Believes Zobler’s Extensive Expertise in the Boutique Lifestyle Sector will Greatly Assist in Evaluating the Best Strategy for Morgans if Sale Process Does Not Lead to a Value-Maximizing Transaction

Urges Shareholders to Support Needed Change on Morgans’ Board by Voting FOR Kerrisdale’s Highly-Qualified Nominees on the GOLD Proxy Card Today

NEW YORK, NY, April 22, 2014 – Kerrisdale Capital Management, LLC (“Kerrisdale”), a private investment management firm and beneficial owner of more than 3% of the shares of Morgans Hotel Group Co. (“Morgans” or the “Company”) (NASDAQ:MHGC), announced today that it has retained Andrew Zobler, CEO and Founder of the Sydell Group, as an advisor in connection with its efforts to evaluate value-maximizing strategic options at Morgans, including a sale of the Company.  Kerrisdale is seeking to elect a slate of highly qualified director nominees to the Board at the 2014 annual meeting of shareholders (the “2014 Annual Meeting”).  Kerrisdale expects to leverage Mr. Zobler’s extensive expertise in the luxury boutique hotel space to assist Kerrisdale in formulating a strategy at Morgans, and, if its nominees are elected to the Board at the 2014 Annual Meeting, to assist the Board with its oversight of the Company, including the strategic direction and operations of Morgans.

Mr. Zobler founded the Sydell Group, a New York based owner and developer of lifestyle oriented hotels, in 2006. Under the leadership of Mr. Zobler, the Sydell Group has developed The Ace Hotel and NoMad Hotel, two of the most well-regarded lifestyle hotels to be developed in New York in the last decade. Mr. Zobler has an exemplary track record of developing leading boutique hospitality lifestyle brands across a broad expanse of demographic appeal, from redefining the hostel with the Freehand brand to the luxurious NoMad Hotel in New York City. Prior to founding the Sydell Group, Mr. Zobler was Partner, Chief Investment Officer, and General Counsel of Andre Balazs Properties, a leader in the lifestyle hospitality space. Prior to that, Mr. Zobler was a principal of Lazard Freres Real Estate Investors, an investment firm with $2.5bn of equity, and Senior Vice President of Acquisitions and Development for Starwood Hotels & Resorts Worldwide, Inc.

"Partnering with Andrew Zobler will allow us to immediately tap one of the most capable and visionary minds in the boutique lifestyle hotel sector," said Sahm Adrangi, Chief Investment Officer of Kerrisdale. "Additionally, Mr. Zobler's strong rapport with the largest creditor of Morgans will be of significant value to the Company in establishing a more productive relationship with Yucaipa than has been fostered by the current Board. This is a game-changer and we hope this announcement signifies to shareholders, management and the Board our level of dedication and commitment to taking whatever steps may be required to unlock the full value of Morgans for the benefit of all shareholders."

"I am pleased to assist Kerrisdale in its efforts to lead the Board of Morgans Hotel Group. The Morgans brands have a bright future, and I am confident that I can assist on the operational side and help put the Company on the right path towards shareholder value creation, whether through a sale of the Company or as a standalone entity," said Andrew Zobler.

In addition, Kerrisdale has filed an investor presentation with the SEC (the “Investor Presentation”), which outlines in detail why Kerrisdale believes an immediate and robust strategic review process at Morgans is in all shareholders' best interests.  The Investor Presentation also outlines, among other things, why Kerrisdale’s highly qualified nominees, with the aid of Mr. Zobler, are best suited to oversee this process and unlock value for shareholders at Morgans.

The Investor Presentation is available at the SEC's website and at the following link: http://tinyurl.com/KerrisdalePresentation

PLEASE SIGN, DATE AND MAIL THE GOLD PROXY CARD TODAY

About Kerrisdale Capital Management, LLC

Kerrisdale Capital Management, LLC is a fundamentally-oriented investment manager that focuses on long-term value investments and event-driven special situations. Kerrisdale has $300 million in assets under management and is based out of New York City.

Investor contact:

Sahm Adrangi
Chief Investment Officer
Kerrisdale Capital Management, LLC
1212 Avenue of the Americas, 3rd Floor
New York, NY 10036
Telephone: 212.792.9148

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Alliance Advisors
Waheed Hassan / Peter Casey
(973) 873-7721
(855) 835-8321 (toll-free)